Exhibit 99

Contacts: Rachael Scherer Investor Relations 763/505-2694

Jessica Stoltenberg Public Relations 763/505-3333

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC ANNOUNCES PRIVATE PLACEMENT OF NOTES AND
ESTABLISHMENT OF CREDIT FACILITY

     MINNEAPOLIS, September 6, 2002 – Medtronic, Inc. (NYSE: MDT) announced today that it has completed a private placement under Rule 144A of $500 million principal amount of its Floating Rate Notes due June 6, 2003, and has also entered into a short-term $500 million credit facility with a group of bank lenders.

     The net proceeds from the issuance of the notes and any borrowings under the credit facility, together with available cash, will be used by Medtronic, Inc. to repurchase its 1.25% Contingent Convertible Debentures due 2021 to the extent that the holders exercise their right to require Medtronic to repurchase the debentures on September 16, 2002. An aggregate of $2,012,500,000 principal amount of the debentures is currently outstanding.

     The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from the registration requirements of the Securities Act.